                                     Exhibit 10(xvi)
RETENTION AWARD AGREEMENT
This Retention Award Agreement (hereinafter, the “Agreement”) is made by and between McCormick & Company, Inc., its subsidiaries, predecessors, successor, related entities, and affiliates (collectively, the “Company”) and _________ (“Employee”).
    WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 31, 2026, by and among the Company, Unilever PLC, Unilever Alpha HoldCo B.V., Sandman Corporation, Morpheus Merger Sub I Corp., and Morpheus Merger Sub II, LLC (the “Merger Agreement”);
    WHEREAS, pursuant to the Merger Agreement and subject to the conditions set forth in the Merger Agreement, the Company will combine with Unilever PLC’s foods business, with such foods business surviving as a wholly owned subsidiary of the Company (the “Transaction”);
    WHEREAS, the Company has identified Employee as critical to the long-term success of the Company and the Transaction; and
    WHEREAS, in connection with the Transaction, the Company wishes to grant Employee a cash retention award equal to _____________ USD (the “Retention Award”), subject to the requirements, conditions, restrictions and limitations set forth herein.
    NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Employee hereby agree as follows:
1.Retention Award. The Retention Award will vest and be payable in two (2) equal installments as follows, subject to Employee’s continued employment through each such vesting date (other than as set forth in Section 2 below) and the other terms and conditions set forth in this Agreement:
(a)If the Closing Date occurs on or before the Anniversary Date (as defined below), one-half of the Retention Award shall vest on each of: (i) the Closing Date; and (ii) the six (6)-month anniversary of the Closing Date, subject, in each case, to Employee’s continued employment with the Company through each vesting date; or
(b)If the Closing Date has not occurred prior to the Anniversary Date, one-half of the Retention Award shall vest on each of: (i) the Anniversary Date; and (ii) the six (6)-month anniversary of the Closing Date, subject, in each case, to Employee’s continued employment with the Company through each vesting date.
(c)For purposes of this Agreement, the “Anniversary Date” means June 8, 2027, the one-year anniversary of the date hereof.
Any vested portion of the Retention Award will be paid to Employee in a lump sum no later than the first regular pay date that occurs following fifteen (15) days following the applicable vesting date.

2.Effect of Certain Events.
(a)If Employee’s employment with the Company is terminated by the Company without “Cause” (as defined below), in each case on or after the Closing Date, then, subject to the Release Requirement (as defined below), any unvested portion of the Retention Award shall fully vest and be paid to Employee in a lump sum no later than fifteen (15) days after the release becomes effective. For purposes of this Agreement, the “Release Requirement” means Employee (or Employee’s estate in the event of Employee’s death) has timely executed and delivered to the Company a signed general release of claims in a form provided to Employee and reasonably acceptable to the Company and the release becomes effective and irrevocable within twenty-eight (28) days following the date of Employee’s termination (or such longer period provided by the Company therein).
(b)If Employee’s employment with the Company is terminated by reason of death or Disability, then, subject to the Release Requirement, the Retention Award shall fully vest and be paid to Employee in a lump sum no later than fifteen (15) days after the release becomes effective.
(c)If Employee’s employment with the Company terminates under any circumstances other than those described above in Sections 2(a) or (b), then Employee’s right to any unvested portion of the Retention Award shall terminate without any payment of consideration by the Company to Employee.
(d)If the Merger Agreement is terminated in accordance with its terms without the occurrence of the Closing, then, subject to Employee’s timely execution and delivery to the Company of a signed general release of claims in the form provided by the Company and the release becoming effective and irrevocable within twenty-eight (28) days following the date of the termination of the Merger Agreement, Employee will be eligible to receive one-half (1/2) of the Retention Award in a lump sum no later than fifteen (15) days after the release becomes effective.
(e)If Employee is on an approved leave of absence (excluding vacation leave of less than twenty-one (21) days), the vesting and payment dates set forth in Section 1 above shall be extended by the length of such leave of absence, subject to applicable laws.
3.Definitions.
(a)“Cause” shall mean, as determined by the Company, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contendere to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting, or other service, confidentiality, intellectual property, nonsolicitation, or non-competition agreements, if any, between Employee and any McCormick Entity; provided that, if Employee has an individual agreement with a McCormick Entity that includes a definition of “Cause,” the definition of cause in such agreement shall apply with respect to Employee’s rights under this Agreement. For purposes of this Agreement, “McCormick Entity” means the Company and any subsidiary or affiliate thereof.
(b)“Disability” shall mean (i) if Employee participates in the Company’s long-term disability plan, “Totally and Permanently Disabled” within the meaning of the Company’s long-term disability plan; and (ii) if Employee does not participate in the Company’s long-term disability plan, the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.
4.At-Will Employment. Nothing in this Agreement alters the at-will nature of Employee’s employment with the Company. This Agreement is not, and shall not be construed as, a contract for employment.
5.Taxes.
(a)The Company reserves the right to withhold an amount of the Retention Award at each applicable payment date in order to satisfy applicable tax withholding requirements or otherwise as required by applicable law.
(b)The Retention Award is intended to qualify for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted, construed and administered in a manner that reflects this intention.
(c)In the event the execution and non-revocation of the release of claims straddles two (2) calendar years, such release will be deemed to have become effective (and payments will commence) on the second calendar year, regardless of when such release is actually executed.
(d)In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (defined below) determines that the reduction will provide Employee with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Employee with a greater net after-tax benefit. The determinations under this Section 5(d) shall be made as follows:

(i)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii)Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Employee.
(iii)All determinations to be made under this Section shall be made by __________________ (the “Accounting Firm”). Any such determination by the Accounting Firm shall be binding upon the Company and Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5(d) shall be borne solely by the Company.
6.Confidentiality. Subject to applicable law, the terms of this Agreement are confidential, and are intended to remain strictly confidential. By signing this Agreement, to the maximum extent permitted by applicable law, Employee covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as may be required by order of a court of competent jurisdiction. Nothing in this Agreement shall impair Employee’s rights under the whistleblower provisions of any applicable federal law or regulation (including Section 21F of the Securities Exchange Act of 1934) to report possible violations of law or regulation directly to, or to respond to any inquiry from, any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation or, for the avoidance of doubt, limit Employee’s right to receive an award for the information provided to any government authority under such law or regulation.
7.Effect on Other Benefits. Employee acknowledges that the Retention Award is not part of, and will not be taken into account in computing the amount of, normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
8.No Mitigation; No Set-Off. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether Employee obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.
9.Severability. If any term or provision of this Agreement shall to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.Assignment; Successors. Employee shall not have any right to assign, delegate, or transfer this Agreement or any of Employee’s rights or obligations under this Agreement. This Agreement and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.
11.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland without regard to any conflict of law provisions of any State that would cause the application of the laws of any jurisdiction other than the State of Maryland. The parties agree that any suit or proceeding arising under this Agreement shall be brought in the United States District Court for the District of Maryland or for the district in which the Company is headquartered.
12.Entire Agreement. This Agreement contains the entire understanding and agreement between the parties on the subject matter contained herein. This Agreement replaces and supersedes all prior discussions, negotiations, and agreements—oral and written—on the subject matter of these documents. The terms of this Agreement may not be amended or modified except upon the express written and signed consent of the parties.

This Agreement has been delivered to Employee pursuant to authority granted to the Chief Executive Officer of the Company and his designees and is being accepted and will be effective only upon execution by the signature of Employee and timely delivery to the Company by _________.
By Employee’s signature below, Employee is acknowledging that Employee has read this document carefully.

                    McCormick & Company, Inc.,

_________________________        _________________________

By: _______________________        By: ______________________

Date: ______________________        Date: _____________________